INSIDER TRADING COMPLIANCE PROGRAM
Approved by the Company’s Board of Directors
on May 9, 2024

This Insider Trading Compliance Program (the “Program”) consists of six sections:
Section I provides an overview; Section II sets forth Codexis, Inc.’s policies prohibiting insider trading; Section III explains insider trading; Section IV consists of various procedures which have been put in place by Codexis, Inc. to prevent insider trading; Section V sets forth policies regarding 10b5-1 trading plans; and Section VI includes Certification of Compliance instructions.
I.SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Codexis, Inc. (the “Company”) as well as that of all individuals affiliated with it. “Insider trading” occurs when any individual purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines. Insider trading is also prohibited by this Program and could result in serious sanctions, including dismissal.
This Program applies to all officers, directors, employees and consultants of the Company, and extends to all activities within and outside an individual’s duties at the Company. Individuals subject to this Program are responsible for ensuring that members of their households also comply with this Program. This Program also applies to any entities controlled by individuals subject to the Program, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Program and applicable securities laws as if they were for the individual’s own account. The Company will not purchase, sell or transact in Company Securities in violation of applicable securities laws or stock exchange listing standards. Every officer, director, employee, and consultant and must review this Program. Questions regarding the Program should be directed to the Company’s Compliance Officer or the Company’s Chief Financial Officer.
A good general rule of thumb: when in doubt, do not trade.
II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director, employee or consultant, or any member of the household of any such individual, shall purchase, sell, or gift any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.
Additionally, neither the Company nor any of its officers, employees or directors, nor any member of the household of any such individual, shall purchase, sell, or gift any security of the Company during the period beginning two weeks before the end of any fiscal quarter of the Company and ending two full trading days after the public release of earnings data for such fiscal quarter, whether or not the Company or any of such individuals is in possession of material, non-public information (the “Black-Out Period”).
The Black-Out Period does not apply to:
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company, including surrender of shares to the Company upon vesting or settlement of equity-based awards to cover withholding obligations with respect to such vesting or settlement that do not involve a market sale of the Company’s securities;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities, including the receipt of shares in settlement of any restricted stock unit agreement or stock appreciation rights agreement; or
•purchases, sales, or gifts of the Company’s securities made pursuant to a plan adopted that meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”).
Note: The Black-Out Period does apply to market sales of stock acquired upon the exercise of a stock option or the vesting of equity-based awards, including any such sale as part of a broker-assisted cashless exercise of an option, or any other market sale for the purposes of generating the cash needed to pay the exercise price of the option or to cover tax obligations upon the exercise, vesting or settlement of the equity-based award.
In certain limited circumstances, the Company may permit trading pursuant to other pre-established trading arrangements. Any such trading arrangement must be expressly authorized in advance of adoption by the Compliance Officer.
Exceptions to the Black-Out Period policy may be approved only by the Compliance Officer or, in the case of exceptions for directors or officers under Securities and Exchange Commission (“SEC”) Rule 16a-1(f), the Board of Directors or Audit Committee of the Board of Directors.
From time to time, the Company, through the Board of Directors or the Compliance Officer, may recommend that officers, directors, and certain specified employees suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
For the purposes of this Program, a “trading day” shall mean a day on which national stock exchanges are open for trading.
No officer, director, employee, or consultant, nor any member of the household of any such individual, shall directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the Compliance Officer or execution of an appropriate confidentiality agreement), or to anyone within the Company other than on a need-to-know basis.
III.EXPLANATION OF INSIDER TRADING
As noted above, “insider trading” refers to the purchase, sale, or gifts of a security while in possession of “material,” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:
•Trading by insiders while in possession of material, non-public information;
•Trading by individuals other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
•Communicating or tipping material, non-public information to others, including recommending the purchase, sale, or gifts of a security while in possession of such information.
A.What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important, as part of the total mix of available information, in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) facts concerning: financial results; dividends; corporate earnings or earnings forecasts; significant changes in corporate objectives; possible mergers or acquisitions; major litigation; significant developments in borrowings or financings; gain or loss of a substantial customer or supplier; calls, redemptions or purchases of the Company’s securities by the Company; and information concerning product developments, important business developments and major litigation developments. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: when in doubt, do not trade.
B.What is Non-public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Business Wire, Associated Press, PR Newswire or United Press International, a Regulation FD compliant conference call or public disclosure documents filed with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.
C.Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else (including consultants) who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors, employees and consultants may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

Individuals subject to this Program are responsible for ensuring that any members of their households also comply with this Program. This Program also applies to any entities controlled by individuals subject to the Program, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Program and applicable securities laws as if they were for the individual’s own account.
D.Trading by Individuals Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Individuals other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
E.Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•Securities industry self-regulatory organization sanctions;
•Civil injunctions;
•Damage awards to private plaintiffs;
•Disgorgement of all profits;
•Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person);
•Criminal fines for individual violators; and

•Jail sentences.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated upon the occurrence of insider trading.
F.Examples of Insider Trading
Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.
Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable.
Trading by Tippee
An officer of X Corporation tells a friend or family member that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend/family member to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s/family member’s profits and each is liable for all penalties of up to three times the amount of the profits. In addition, the officer and his friend/family member are subject to, among other things, criminal prosecution, as described above.
G. Prohibition of Records Falsifications and False Statements
Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.
IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, employee and consultant is required to follow these procedures.
A.Information Relating to the Company
1.Access to Information
Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors, employees and consultants of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company on an other than need to know basis.
In communicating material, non-public information to officers, directors, employees and consultants of the Company, all officers, directors, employees and consultants must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
2.Inquiries From Third Parties
Media inquiries from third parties should be directed to media@codexis.com. Investor inquiries from third parties should be directed to ir@codexis.com.
B.Limitations on Access to Company Information
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
1.All officers, directors, employees and consultants should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
•Maintaining the confidentiality of Company related transactions;
•Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

•Entering into confidentiality agreements with outside parties prior to sharing material, non-public information with such parties;
•Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•Restricting access to areas likely to contain confidential documents or material, non-public information; and
•Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
2.Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
C.Pre-Clearance of Trades
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of Company securities, all transactions in Company securities (including without limitation, acquisitions and dispositions of Company Stock, the exercise of stock options and the sale of Company Stock issued upon exercise of stock options) by officers, directors and employees of the Company having the position of Vice President (or its equivalent) or higher within the Company, must be pre-cleared by the Compliance Officer or the Chief Financial Officer. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.
A request for pre-clearance must be in writing (including by email) in a form approved by the Compliance Officer from time to time, delivered to the Compliance Officer (or, in the event the Compliance Officer or the Chief Financial Officer is not available, then the President and Chief Executive Officer (CEO) of the Company), should be made at least two business days in advance of the proposed transaction and should include the identity of the individual requesting pre-clearance, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the individual requesting pre-clearance must execute a certification that he or she has read and is familiar with this Program and is not aware of material, non-public information about the Company. The Compliance Officer or Chief Financial Officer (or, in their absence, the President and CEO) shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within five business days of the date the Compliance Officer or Chief Financial Officer sends the pre-clearance approval to the requesting individual unless a specific exception has been granted by the Compliance Officer or the Chief Financial Officer (or, in their absence, the President/CEO). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution.
All executive officers and directors must submit to the Compliance Officer a copy of any trade order or confirmation relating to the purchase, sale, or gift of Company Securities as soon as possible but no later than one (1) day of any such transaction. This information is necessary to enable the Company to monitor trading by executive officers and directors and ensure that all such trades are properly reported.

Notwithstanding receipt of pre-clearance, if the individual requesting pre-clearance becomes aware of material non-public information or becomes subject to a Black-Out Period before the transaction is effected, the transaction may not be completed.
None of the Company, the Compliance Officer, the Chief Financial Officer, the President and CEO or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance. Notwithstanding any pre-clearance of a transaction pursuant to these procedures, none of the Compliance Officer, the Chief Financial Officer, the President and CEO or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the individual engaging in such transaction.
Additionally, none of the Company’s employees, directors or consultants, or any member of the household of any such individual, may trade in any securities of the Company during the Black-Out Period, subject to exceptions described in Section II above.
D.Additional Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the individuals subject to this Program engage in certain types of transactions. Therefore, such individuals and members of the household of any such individual, shall comply with the following policies with respect to certain transactions in the Company securities:
1.    Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Program. In addition, as noted above, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
2.    Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s Stock and therefore creates the appearance that an officer, director, employee or consultant is trading based on inside information. Transactions in options also may focus an officer’s, director’s, employee’s or consultant’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Program.
3.    Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, employee or consultant to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director, employee, consultant or Specified Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director, employee or consultant may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Program.
4.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Program. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that the Company’s officers, directors, employees and consultants and members of the household of any such individual, cannot hold the Company’s securities in a “margin account” (which would allow the holder to borrow against his or her holdings to buy securities).
V.RULE 10B5-1 TRADING PLANS
A.Overview
SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade the Company’s Stock (a “Trading Plan”) entered into in good faith at a time when the insider was not aware of material nonpublic information and in accordance with the terms of

Rule 10b5-1 of the 1934 Act and all applicable state laws. The initiation or revocation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities and such initiation, revocation or modification is subject to all limitations and prohibitions of transactions involving the Company’s securities.
Each such Trading Plan, and any revocation or modification thereof, shall be submitted to and pre-approved by the Compliance Officer, the President and CEO, Chief Financial Officer or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Without limiting the generality of the foregoing, the Authorizing Officer may prescribe certain forms of Trading Plans. The Authorizing Officer may also require that Trading Plans be arranged with a specified broker. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the officer, director or employee initiating the Trading Plan, not the Company or the Authorizing Officer.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company Stock without the restrictions of windows and black-out periods even when there is undisclosed material information. The program might also help reduce negative publicity that may result when key executives sell the Company’s Stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material nonpublic information, and a director, officer or employee who is subject to the Black-Out Period may enter into a Trading Plan only during a trading window period outside of the Black-Out Period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, the transactions (including the quantity and price) made pursuant to a Trading Plan of an officer or director must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which securities are to be traded or the date of the trade.
From time to time, for legal or other reasons, the Authorizing Officer may direct that purchases and sales pursuant to any Trading Plan be suspended or discontinued. Failure of the officer, director or employee to discontinue purchases, sales, or gifts as directed shall constitute a violation of the terms of this paragraph and result in a loss of the exemption set forth herein.
It is the Company’s policy that employees and directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under the permitted trading period, as described in this Program and (iii) adoption of the plan was expressly authorized by the Authorizing Officer. Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s Stock, including the exercise of options. The exemption provided by a Trading Plan is not available if the plan is established while in possession of material nonpublic information, even if the plan is structured so that the sale takes place only after the material nonpublic information is made public. Trades pursuant to a Trading Plan may occur at any time, subject to a “cooling-off” period, as described below, after adoption of the Trading Plan during which time no sales under the Trading Plan can be made. Please review the following description of how a Trading Plan works.
The cooling-offer period between when a Trading Plan is adopted or modified and when trades can occur is:
•Section 16 reporting persons: the cooling-off period extends to the later of a full 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
•Employees and any other persons, other than the Company: the cooling-off period extends 30 days after adoption or modification of a Trading Plan
Pursuant to Rule 10b5-1, an individual’s purchase, sale, or gift of securities will not be “on the basis of” material, non-public information if:
•First, before becoming aware of the information, the individual, in good faith, enters into a binding contract to purchase or sell the securities, provides instructions to another individual to sell the securities or adopts a written plan for trading the securities (i.e. the Trading Plan). Additionally, for Trading Plans entered into by Section 16 reporting persons, the Trading Plan must include a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5.
•Second, the Trading Plan must either:
•specify the amount of securities to be purchased, sold, or gifted, the price at which the securities are to be purchased, sold, or gifted and the date on which the securities are to be purchased, sold, or gifted;
•include a written formula or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase, sale, or gift of Company Stock under the Trading Plan in question.
•Third, the purchase, sale, or gift must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

The individual must act in good faith with respect to the Trading Plan for the entire duration of the plan. Except under the limited circumstances permitted by Rule 10b5-1 (including eligible sell-to-cover transactions) and subject to preapproval by the Authorizing Officer, only one Trading Plan may be adopted at a time.
B.Revocation/Amendments to Trading Plans
Revocation of a Trading Plan should occur only in unusual circumstances. Revocation of a Trading Plan is subject to the prior review and approval of the Authorizing Officer. Once a Trading Plan has been revoked or terminated by the participant, the cooling off periods as described above will apply before trades can occur with respect to a newly establishing Trading Plan. Participants will not be allowed to revoke or terminate a Trading Plan more than once in any twelve-month period.
Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Compliance Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
A person acting in good faith may modify or amend a Trading Plan so long as such modification or amendment is made outside of a Black-Out Period or other period during which the Company has suspended trading in the Company’s securities, and at a time when the Trading Plan participant does not possess material, non-public information. Effectiveness of any modification or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Trading Plan modifications or amendments, such as changing the amount subject to the Trading Plan, or the price or timing of the purchase, sale, or gift of the securities underlying a Trading Plan will trigger a new cooling-off period.
You should note that the revocation or amendment of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke or amend a Trading Plan.
C.Discretionary Plans
Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are not allowed.
The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales, purchases, or gifts of the Company’s Stock or option exercises, including but not limited to, blind trusts or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre- clearance for transactions in the Company’s Stock once the Trading Plan or other arrangement has been pre-approved.

D.Limitation of Liability
None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request related to a Trading Plan. Notwithstanding any review of a Trading Plan pursuant to these procedures, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan.
E.Reporting (if required)
If required, a Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with SEC Rule 10b5-1 and was adopted on     [DATE]”. Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.
F.Options
Cash exercise of options (i.e., you pay cash for the exercise price of the options and do not sell the underlying shares; cash exercise of options does not include broker-assisted cashless exercises) currently can be executed at any time. Same day sales (i.e., you pay cash or sell shares into the market as payment for the exercise price of the options, and then sell all or a portion of the underlying shares) are subject to trading windows/Black-Out Periods and pre-clearance approval requirements. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a same day sale in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

G.Trades Outside of a Trading Plan
Outside of a Black-Out Period, trades which differ from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed and such trades comply with all other laws, regulations, and policies under this Program.
Trading Plans do not exempt the individuals from complying with the Section 16 six-month short swing profit rules or liability.
H.Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.
I.Prohibited Transactions
The transactions prohibited under Section IV(D) of this Program, including among others short sales, put and call options, hedging transactions, margin purchases and pledges to secure margin loans, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.
VI.INTERPRETATION, AMENDMENT AND IMPLEMENTATION OF THIS PROGRAM
The Compliance Officer shall have the authority to interpret and update this Program and all related policies and procedures. In particular, such interpretations and updates of this Program, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Program, to the extent consistent with the general purpose of this Program and applicable securities laws.
VII.EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
Promptly after beginning service with the Company (or at any other time the Company requests), all directors, officers, and employees should read, review, and understand this Program. Each director, officer, and employee is required to acknowledge and attest to their understanding of this Program using the Company’s then current attestation process, which, for example, could include the Compliance Officer and the Certification of Compliance form attached hereto as “Attachment A.”

ATTACHMENT A
FORM OF CERTIFICATION OF COMPLIANCE
TO:    Compliance Officer
FROM:
RE:    INSIDER TRADING COMPLIANCE PROGRAM OF CODEXIS, INC.
I have received, reviewed, and understand the above-referenced Insider Trading Compliance Program and hereby undertake, as a condition to my present and continued affiliation with Codexis, Inc., to comply fully with the policies and procedures contained therein.

SIGNATURE                    DATE

    TITLE